Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is entered into by and between Atlantic Power Holdings, Inc. (“Atlantic Holdings”, or the “Company”), Atlantic Power Corporation (“Atlantic Power”) and Barry E. Welch (“Executive”). Atlantic Holdings, Atlantic Power and Executive are collectively referred to herein as the “Parties”. This Agreement shall be effective as of December 31, 2009 (the “Effective Date”), subject to the termination of the Management Agreement (as defined below) becoming effective.

W I T N E S S E T H:

WHEREAS, Atlantic Power, a publicly traded corporation organized under the laws of the Province of British Columbia, through Atlantic Holdings, owns interests in a portfolio of power generation projects located predominantly in major markets in the United States; and

WHEREAS, Atlantic Holdings is a Delaware limited liability company, owned by Atlantic Power; and

WHEREAS, since 2004, Executive has served as President and Chief Executive Officer of Atlantic Power Management, LLC (“Atlantic Management”), a Delaware limited liability company previously engaged under a first amended and restated management agreement dated as of the 24th day of April, 2007 (the “Management Agreement”) to provide certain management and administrative services to both Atlantic Power and Atlantic Holdings and their various subsidiary organizations, pursuant to an employment agreement dated May 1, 2009 (the “Previous Employment Agreement”); and

WHEREAS effective as of the Effective Date, the Company, Atlantic Power and Atlantic Management have agreed to terminate the Management Agreement; and

WHEREAS in connection with and subject to the termination of the Management Agreement, the Executive, the Company, Atlantic Power and Atlantic Management, and their respective affiliates, have agreed that the Executive will cease to be employed by Atlantic Management and will be employed as the President and Chief Executive Officer of the Company, on the terms and conditions set out in this Agreement;

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is hereby agreed between and among the Parties as follows:

1.             Employment

The Company agrees to employ Executive and Executive agrees to serve in the employ of the Company as an executive, as follows:

(a)           Executive agrees to serve as President and Chief Executive Officer (CEO) of the Company during the term of this Agreement. Executive further agrees to use his best efforts, and apply his skill and experience, to the proper performance of his duties hereunder and to the business and affairs of the Company and its affiliates.

Executive agrees to serve the Company and its affiliates faithfully, diligently and to the best of his ability.

(b)           The principal location from which Executive will serve the Company and its affiliates and perform his duties hereunder shall be Boston, Massachusetts.

2.             Term.

The Company hereby agrees to continue to employ the Executive and Executive hereby agrees to continue to serve the Company and its affiliates from the “Effective Date” until December 31, 2012, unless further extended or sooner terminated as hereinafter provided.

On the first day of the month of October in the year 2010, and on the first day of such month in each succeeding year, the remaining twenty-seven (27) month term of this Employment Agreement shall be automatically extended for one additional year unless, prior to such date, the Company shall have given the Executive, or the Executive shall have given the Company, written notice that the Employment Agreement shall not be extended.

3.             Compensation.

(a)           Base Salary.  During the period of the Executive’s employment hereunder, the Company shall pay to the Executive a minimum base salary at the rate of not less than $535,000 per annum with the same frequency and on the same basis that the Company normally makes salary payments to its other executive personnel.  This minimum base salary may be increased from time to time in accordance with normal business practices of the Company (the minimum base salary as increased from time to time, the “Base Salary”).  If such increases take place, the Company shall not thereafter decrease the Executive’s Base Salary without the Executive’s consent during the term of this Agreement.

(b)           Annual Bonus.  During the employment period, in addition to the Base Salary, for each calendar performance year of the Company ending during the employment period (and calendar year 2009 whether within the employment period or not), the Executive shall be afforded the opportunity to receive an annual bonus (the “Annual Bonus”). In respect of each of the initial three calendar years of the employment period following December 31, 2009 and for calendar year 2009 (it being agreed that the first of these will be paid in January, 2010 for the 2009 calendar year, the Annual Bonus shall consist of the sum of the following (it being understood that the parties shall negotiate in good faith as to an annual bonus in respect of subsequent calendar years):

(i)            An amount equal to the product obtained by multiplying an initial Target of $300,000 (“Target”) by the percentage set out in the table below that corresponds to the percentile of the Company’s annual “total shareholder return” for such calendar year relative to its relevant peer group (which shall be the peer group used under the proposed LTIP):

Percentile	Percentage of Target
Last in peer group	0
< 25	20%
25 – 49	50%
50 – 74	80%
75 – 84	95%
> 85	110%

(ii)           An amount up to twenty percent (20%) of such Target, determined in the discretion of the Atlantic Power Board (based on Executive’s performance against annually approved goals and objectives); and

(iii)          An amount equal to $400,000, being approximately the simple average of the portion of the Executive’s Annual Bonus that was paid to the Executive by ArcLight Capital Partners, LLC (or an affiliate thereof) for the calendar years ended December 31, 2008 and December 31, 2007.

Any amount payable in respect of the Annual Bonus shall be paid in cash, as a single lump sum, as soon as practicable in January following the calendar year for which the amount (or prorated portion) is earned or awarded, subject as to Section 3(b)(ii) above, to the Board’s preliminary assessment and approval of firm results, including review of the December monthly report.

As used in this Agreement, “Total Annual Compensation” shall mean the Base Salary, Annual Bonus (calculated as above) and the Company’s most recent 401-k matching contribution paid to Executive. Where Total Annual Compensation (or any component thereof) is required under this Agreement to be calculated for a period, any portion of which occurred prior to the Effective Date, such calculation shall include such portion and shall be based on the employment arrangements that were in effect, other than the calendar 2009 bonus which is to be paid and determined under this Agreement, between the Executive and Atlantic Management, Atlantic Holdings and Atlantic Power during such period pursuant to the Previous Employment Agreement.

(c)           Long Term Incentive Plan.  The Atlantic Holdings’ Long Term Incentive Plan (“LTIP”) was approved by the shareholders of Atlantic Power on or about June 2006, and was amended and restated April 25, 2008 by the Atlantic Power Board. The purpose of the LTIP is to align the interests of eligible persons (such as Executive) with those of income participating securities (IPS) holders (or, following the conversion of Atlantic Power from an IPS structure to a common share structure, holders of common shares) and to assist in attracting, retaining and motivating key employees of Atlantic Holdings.

Executive shall participate in the LTIP pursuant to its expressed terms (including any amendments contemplated in the August 11, 2009 report of Hugessen Consulting, effective for the 2010 performance year, and amendments to address requirements of Internal Revenue Code Section 409A) at a level that is commensurate with the Executive’s participation in such plans immediately prior to the Effective Date, or, if more favorable to the Executive, at the level made available to the Executive or other similar situated officers at any time thereafter and be entitled to the maximum award amount determined by the Plan’s Administrators, the independent members of the Atlantic Power Board, of 150% of the relevant year’s Base Salary.

(d)           Expenses.  The Executive shall be entitled to receive a prompt reimbursement of all reasonable business expenses incurred by the Executive in performing his services hereunder including expenses related to travel and other business expenses while away from home on business.  Such expenses shall be reimbursed and accounted for in accordance with the policies and procedures presently established by Atlantic Holdings.

(e)           Other Benefits.  The Company shall maintain and the Executive shall be entitled to participate in all of the Company’s employee benefit plans and arrangements in effect on the date hereof including, without limitation, all pension and retirement plans, life insurance, health, accident, medical and disability insurance, and the Company’s holiday and vacation plans, provided, however, that such plans and arrangements shall be no less favourable to Executive, taken as a whole, than those previously provided to Executive by Atlantic Management.  The Company may make changes in any such arrangements provided that such changes are made pursuant to a program which is applicable to all officers of the company and which changes do not result in a proportionately greater reduction in the rights and benefits to the Executive as compared with any other officers, provided that the Executive shall be entitled to a minimum of four (4) weeks paid vacation during each calendar year in addition to all normal and customary holidays observed by the Company and provided further that such plans and arrangements shall be no less favourable to Executive, taken as a whole, than those previously provided to Executive by Atlantic Management.   The Company also shall ensure and take all measure necessary to provide that Executive encounters or suffers no gap in any insurance coverages and other benefits as a result of the termination of his employment by Atlantic Management and his employment hereunder and that all coverages and benefits are continuous through and after such transition.

The Executive shall also be entitled to participate or receive benefits under any future employee benefit plan or arrangement that the Company establishes for its key executives consistent with the general terms of any such future benefits plans.

(f)            Bonus Calculation. Whenever the Company is required to make payments to the Executive under this Section or Sections 4 and 7 below, if such payments include bonus payments for a period or periods of time which have not yet occurred, Executive will be paid his Annual Bonus at no less than 100% of the average amount of such Annual Bonus paid to Executive in the preceding two years.

4.             Compensation Upon Death Or Disability.

In the event Executive shall, by reason of illness or incapacity, be unable to fulfill his obligations on behalf of the Company for a period of 90 consecutive days, the Company’s Long term disability group coverage for Executive will pay up to 60% of his Base Salary, subject to its terms and conditions.  The Company will provide term life insurance coverage for a total of twice Executive’s annual salary.

5.             Indemnification.

The Company and Atlantic Power shall each indemnify and hold harmless Executive to the fullest extent permitted under the laws of the State of Delaware (to the same extent that a corporation organized under the laws of the State of Delaware could indemnify an officer or employee), in the case of the Company, and to the fullest extent permitted under the Business Corporations Act (British Columbia), in the case of Atlantic Power, in each case with respect to any and all costs, charges and expenses (including, without limitation, expenses of investigations, judicial or administrative proceedings or appeals, and attorney’s fees and disbursements), judgments, fines and amounts paid in settlement (collectively, “Claims”) incurred, awarded, suffered or otherwise arising in connection with any threatened, pending or completed action, suit or proceeding, whether brought by or in the right of the Company and/or Atlantic Power or otherwise and whether of a civil, criminal, administrative or investigative nature, in which Executive may be or may have been involved as a party, witness or otherwise, by reason of the fact that Executive is or was a director, officer and/or employee of the Company or any parent, subsidiary or affiliate of the Company, by reason of any action taken by him or of any inaction on his part while acting as such a director, officer and/or employee, or by reason of the fact that he is or was serving as the request of the Company as a director, partner trustee, officer, employee or agent of another corporation, domestic or foreign, non-profit or for-profit, partnership, joint venture, trust or other enterprise; in each case whether or not he is acting or serving in any such capacity at the time any liability or expense is incurred for which indemnification or reimbursement can be provided under this Agreement, unless such Claims arise principally and directly from the fraud, wilful default or gross negligence of Executive.  All indemnification required under this paragraph shall be paid by the Company and/or Atlantic Power, as applicable, in advance of the final disposition of such matter, provided, however, that such payment in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of Executive to repay all amounts so advanced in the event that it shall ultimately be determined that under the laws of the State of Delaware (in the case of the Company) or the Business Corporations Act (British Columbia) (in the case of Atlantic Power) the Executive would not be entitled to be indemnified by the Company and/or Atlantic Power, as applicable, as authorized in this Agreement.

6.             Termination.

The Executive’s employment may be terminated only under the following conditions:

(a)           By Executive.  The Executive may voluntarily resign his employment, and thereby terminate this Agreement upon ninety (90) days prior written notice to the Company and the Atlantic Power Board.

(b)           By Executive.  The Executive may terminate his employment hereunder if, within ninety (90) days preceding and one year following a “change in control”, as defined below:

(i)            the Executive is assigned any duties inconsistent in any material respect with the Executive’s current position of employment (including status, offices, titles and reporting relationships), authority, duties or responsibilities, or any other action that, when taken as a whole, results in a diminution in the Executive’s position, authority, duties or responsibilities, excluding for this purpose any isolated, immaterial and inadvertent action not taken in bad faith and which is remedied within seven business days after receipt of notice thereof given by the Executive;

(ii)           the Executive’s base salary is reduced in any material respect without the consent of the Executive, or the Company or, in the case of the LTIP, Atlantic Power, fails to continue in effect any material benefit or compensation plan (including annual cash bonus or LTIP), life insurance plan, health and accident plan or disability plan in existence as of the date of this Agreement (or a replacement or substitute plan providing the Executive with substantially similar benefits) in which the Executive is participating or materially reduces the Executive’s benefits under any of such plans (or replacement or substitute plans);

(iii)          the Executive is required to be based at any location more than 35 miles from Boston, Massachusetts except for requirements of travel in the ordinary course of the Executive’s duties; or

(iv)          there is a failure by the Company or Atlantic Power to comply with any material provisions of this Agreement and such failure has continued for a period of thirty (30) days after notice of such failure has been given by the Executive to the Company and the Atlantic Power Board.

For purposes of this Agreement, a “change in control” means the occurrence of any of the following events:

(i)            the sale, lease or transfer to any person or group, in one or a series of related transactions, of the assets of Atlantic Power or Atlantic Holdings which assets generated more than 50% of Atlantic Holding’s Cash Flow in a 12-month period ended on the last day of the most recent fiscal quarter to any person or group;

(ii)           the adoption of a plan related to the liquidation or dissolution of Atlantic Power or Atlantic Holdings;

(iii)          the acquisition by any person or group of a direct or indirect interest in more than 50% of (A) the common shares of Atlantic Power or the common membership interests of Atlantic Holdings; or (B) the voting power of Atlantic Power or Atlantic Holdings; by way of purchase, merger, or consolidation or otherwise (other than a creation of a holding company that does not involve a change in the beneficial ownership of the Company as a result of such transaction);

(iv)          the merger or consolidation of Atlantic Power or Atlantic Holdings with or into another person or the merger of another person into Atlantic Power or Atlantic Holdings with the effect that immediately after such transaction the shareholders of Atlantic Power or the holders of common membership interests of Atlantic Holdings immediately prior to such transaction hold, directly or indirectly, less than 50% of the voting control over the person surviving such merger or consolidation, in each case other than the creation of a holding company that does not involve a change in the beneficial ownership of Atlantic Power or Atlantic Holdings as a result as such transaction; or

(v)           Atlantic Power or Atlantic Holdings or any of their shareholders or members enters into any agreement providing for any of the foregoing, or the date which is 90 days prior to a definitive announcement by the Company or Atlantic Power of any of the foregoing, whichever is earlier, and the transaction contemplated thereby is ultimately consummated;

provided that the termination of the Management Agreement shall be deemed to constitute a “change of control” occurring on the Effective Date; provided further that the Executive acknowledges and agrees that neither the termination of the Management Agreement, the termination of the Executive’s previous employment agreement with Atlantic Power Management, LLC, the entering into of this Agreement or the conversion of Atlantic Power from an IPS structure to a common share structure, as the circumstances from such conversion exist on the Effective Date, shall, individually or in the aggregate, be deemed to constitute any of the circumstances set forth in Section 6(b).

(c)           By the Company.  The Company may terminate Executive’s employment immediately for Cause.  As used herein, “Cause” is a termination by reason of the Company’s good faith determination that the Executive (i) engaged in wilful misconduct in the performance of his duties, (ii) breached a fiduciary duty to the Company for personal profit to himself, (iii) after determination by a court of competent jurisdiction, wilfully violated any law, rule or regulation of a governmental authority with jurisdiction over the Executive or the Company at the time and place of such violation (other than traffic violation or similar offenses) or any final cease and desist order of a court or other tribunal of competent jurisdiction, or (iv) materially and wilfully breached this Agreement. No act, or failure to act, on the Executive’s part shall be considered “wilful” unless he has acted, or failed to act, with an absence of good faith and without a reasonable belief that this action or failure to act was in the best interest of the Company.

(d)           By the Company.  The Company may terminate Executive’s employment upon ninety (90) days prior written notice to Executive in the event that the Company (as determined by a majority vote of the Atlantic Power Board) has determined that the Executive’s performance is unsatisfactory with respect to his execution of the annually approved Goals & Objectives, and Strategy; provided that the Company may not be permitted to terminate Executive pursuant to this Section 6(d) during any period that is 90 days preceding or one year following a “change of control” as defined in Section 6(b).

7.             Compensation Upon Termination.

(a)           If (i) the Executive shall terminate his employment hereunder as provided in Section 6(b) hereof, (ii) the Company shall terminate the Executive’s employment pursuant to Section 6(d) hereof, or (iii) the Company terminates Executive’s employment for any other reason other than as specified in Section 6(c), Executive shall be entitled to the following:

(A)          to the extent not yet paid, the Executive’s Base Salary through the date of termination of employment;

(B)           an amount in cash in a single lump sum equal to three year’s worth of Total Annual Compensation under this Agreement (the value of which shall reflect three times the average Total Annual Compensation during the preceding two years), which shall be paid to Executive within thirty days of termination of employment;

(C)           all employee benefits including, without limitation, all pension and retirement plans, life insurance, health, accident, medical and disability insurances, for a period of 2 years following termination of employment, provided, however, that if for any reason any such benefits cannot be provided through the Company’s group or other plans, and the Company is unable to provide equivalent benefits within 14 days of termination of employment, the Company shall reimburse the Executive for his reasonable cost of obtaining equivalent benefits, such payment to be made within 15 days of his submission of documentation establishing such cost;

(D)          immediate acceleration of all awards previously made under Atlantic Holdings’ LTIP that have not yet vested; and

(E)           outplacement services at the Company’s cost, customary for executives at his level (including, without limitation, office space and telephone support services) provided by a qualified and experienced third party provider acceptable to Executive, for a period of 12 months following termination of employment with a cost capped at $25,000.

(b)           If the Executive’s employment is terminated (i) by the Company as provided in Section 6(c) hereof, or (ii) by Executive as provided in Section 6(a) hereof, Executive shall be entitled to the following:

(A)          to the extent not yet paid, the Executive’s Base Salary through the date of termination of employment;

(B)           any and all vested benefits under any incentive compensation or other plan of the Company in accordance with the terms and conditions of such plan.

(c)           Not later than 30 days following the date of this Agreement, the Company will establish for the benefit of the Executive and on his behalf a “rabbi trust” within the meaning of, and containing terms and provisions substantially similar to those approved by, Internal Revenue Service Rev. Proc. 92-64, 1992-2 C.B. 422 (the “Rabbi Trust”). Within 10 days following the earlier of (1) a change of control and (2) the Company being required to pay compensation pursuant to the terms of Section 7(a)(B) above, the Company will deposit with the Rabbi Trust of the Executive cash in an amount equal to the aggregate dollar amount of the cash payable under Section 7(a)(B).  Provided, however, that such funding shall not be required if the funding would cause the assets to be included in the Executive’s income at the time of funding under Internal Revenue Code Section 409A.  The Company will pay all expenses associated with the establishment, maintenance and operation of the rabbi trust, including without limitation reasonable trustee and attorneys fees, as they accrue.

If the Executive’s employment is terminated because of any breach of this Agreement by the Company, the Executive shall also be entitled to any other damages which he may sustain as a result of such breach including damages for loss of benefits under any of the Company’s benefit, incentive compensation, or other plans that the Executive would have received had his employment continued for the full term provided for in this Agreement.

If the Executive asserts any claim in any contest (whether initiated by the Executive or by the Company) as to the breach, validity, enforceability or interpretation of any provision of this Agreement, the Company shall pay the Executive’s legal expenses (or cause such expenses to be paid) including, without limitation, his reasonable attorney’s fees, on a quarterly basis, upon presentation of proof of such expenses, provided that the Executive shall reimburse the Company for such amounts, plus simple interest thereon at the 90-day United States Treasury Bill rate as in effect from time to time, compounded annually, if a court of competent jurisdiction shall find that the Executive did not have a good faith and reasonable basis to believe that he would prevail as to at least one material issue presented to the court.

The Executive shall not be required to mitigate the amount of any payment under this Agreement by seeking other reemployment or otherwise.

8.             Confidentiality.

The Executive hereby agrees that, unless the written consent of the managers of Atlantic Holdings and the Atlantic Power Board is obtained, the Executive will not at any time use, or disclose or make available to any individual, corporation, limited partnership, general partnership, joint stock company, limited liability corporation, joint venture, association, company, trust, bank, trust company, pension fund, business trust or other organization, whether or not legal entities and governments and agencies and political subdivisions thereof (each a “Person”), any information (herein “Confidential Information”) concerning the business of Atlantic Holdings and Atlantic Power, consisting primarily of the direct and indirect ownership, management, operation and leasing of assets and property in connection with the generation, transmission, distribution, purchase and sale of electricity and thermal energy, together with investments and other direct or indirect rights in Persons involved in such business and all activities ancillary or incidental to any of the foregoing (collectively, the “Business”) acquired in connection with the performance of the services by the Executive hereunder.

Executive acknowledges and agrees that all memoranda, notes, records and other documents made or compiled by Executive or made available to Executive as an employee of the Company concerning Atlantic Power or Atlantic Holdings shall be the Company’s exclusive property and shall be delivered by Executive to the Company upon expiration or termination of this Agreement or at any other time upon the written request of the Company.

Notwithstanding the foregoing, Executive may make use of, reveal or disclose Confidential Information:

(a)           as may be expressly permitted by, or necessary for the performance of, Executive’s obligations under this Agreement;

(b)           where it is already in the public domain when disclosed to the Executive or becomes, after having been disclosed to the Executive, generally available to the public through publication or otherwise unless the publication or other disclosure was made directly or indirectly by the Executive in breach of this Agreement;

(c)           as required in order to comply with applicable laws, the orders or directions of any governmental authority, the requirements of any stock exchange or clearing house, or the requirements of any other regulatory authority having jurisdiction, including compliance with the disclosure obligations of the Executive;

(d)           where it was made available to the Executive on a non-confidential basis from a third party source, or where such information can be demonstrated by the Executive to have come into its possession independently of anything done by the Executive under or pursuant to this Agreement;

(e)           as necessary in connection with any dispute resolution or any litigation commenced in respect of this Agreement.

The provisions of this Section 8 shall survive the expiration or termination of this Agreement or any part thereof, without regard to the reason therefore, but shall expire and be at an end on the second anniversary of the termination of the Executive’s employment hereunder.

Executive hereby acknowledges that the services to be rendered by him are of a special, unique and extraordinary character and, in connection with such services, he will have access to confidential information concerning the business of Atlantic Power and Atlantic Holdings.  By reason of this, Executive consents and agrees that if he violates any of the provisions of this Agreement with respect to confidentiality, the Company and Atlantic Power would sustain irreparable harm and, therefore, in addition to any other remedies which the Company and Atlantic Power may have under this Agreement or otherwise, the Company and Atlantic Holdings will each be entitled to seek an injunction restraining Executive from committing or continuing any such violation.

9.             Non-Competition and Non-Solicitation.

(a)           Non-Compete.  The Executive agrees that during the term of this Agreement, and for a period of (i) one year following termination of his employment as set forth in Section 7(a)(i) or (ii) hereof or (ii) one month following termination of his employment as set forth in Section 7(b) hereof; Executive will not be employed (i) by any public company whose primary business is investment in independent power projects in the United States or Canada if termination occurs in connection with scenarios referenced in Section 7(a)(i) or 7(b), or (ii) by any public or private company, whose primary business is investment in independent power projects in the United States or Canada if the termination occurs in connection with scenarios referenced in Section 7(a)(ii).

The Executive hereby agrees that all restrictions in this clause are reasonable, valid and do not go beyond what is necessary to protect the interests of the Company and Atlantic Power.  The provisions of this clause are only intended to safeguard against the Executive participating in certain competitive endeavors against the Company and Atlantic Power relative to the business above and not from engaging in subsequent businesses which do not meet the description in the preceding paragraph.

(b)           Non-Solicitation.  The Executive agrees that for two years after the date of termination of employment, he will not attempt, directly or indirectly, to induce any employee of the Company or its affiliates to be employed elsewhere or otherwise to cease providing services to the Company or its affiliates.

10.          Deduction and Withholding.

Executive agrees that the Company shall withhold from any and all payments required to be made to Executive in accordance with this Agreement all federal, state, local and other taxes that the Company or any such affiliates determine are required to be withheld in accordance with applicable statutes and regulations from time to time in effect.

11.          Compliance with Code Section 409A.

This Agreement is intended to comply with the requirements of Internal Revenue Code Section 409A, or any applicable exemptions from Code Section 409A, as the case may be. Despite any contrary provision of this Agreement:

(a)           Any payments that qualify for the “short-term deferral” exception or another exception under Code Section 409A will be paid under such exception.

(b)           All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A of the Code.  Executive may in no event, directly or indirectly, designate the calendar year of any payment under this Agreement.

(c)           Any reference to termination of employment or Executive’s date of termination shall mean and refer to the date of Executive’s “separation from service,” as that term is defined in Treas. Reg. Section 1.409A-1(h).

(d)           All reimbursements and in-kind benefits provided under this Agreement will be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (A) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement); (B) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year; (C) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (D) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.  For clarity, the parties agree that the restriction under (B) above does not apply to outplacement services provided under Section 7(a)(E).

(e)           If Executive is a “specified employee” for purposes of Code Section 409A (as determined in accordance with the methodology established by the Company as in effect on the date of termination), (A) any payment that constitutes nonqualified deferred compensation within the meaning of Code Section 409A that is otherwise due to Executive under this Agreement during the six-month period following his separation from service (as determined in accordance with Code Section 409A) will be accumulated and paid to Executive on the first business day of the seventh month following separation from service (the “Delayed Payment Date”) and (B) in the event any equity compensation awards that vest upon termination of employment constitute nonqualified deferred compensation within the meaning of Code Section 409A, the delivery of shares of common stock (or cash) as applicable in settlement of such awards shall be made on the earliest permissible payment date (including the Delayed Payment Date) or event under Code Section 409A on which the shares (or cash) would otherwise be delivered or paid.  Executive will be entitled to interest on any delayed cash payments from the date of termination to the Delayed Payment Date at a rate equal to the applicable federal short-term rate in effect under Code Section 1274(d) for the month in which separation from service occurs. If the case of death during the postponement period, the amounts and entitlements delayed on account of Code Section 409A will be paid to Executive’s personal representative on the first to occur of the Delayed Payment Date or 30 days after death.  For the avoidance of doubt, it is intended that this provision apply only to amounts payable under this Agreement that are subject to regulation under Code Section 409A and will not be interpreted or applied so as to delay or otherwise defer any the payment of any amount that qualifies as a “short-term deferral” (within the meaning of Treas. Reg. Section 1.409A-1(b)(4)) or “separation pay” (within the meaning of Treas. Reg. Section 1.409A-1(b)(9)(3).

(f)            For purposes of the limitations on nonqualified deferred compensation under Code Section, each payment of compensation under this Agreement will be treated as a separate payment of compensation for purposes of applying the Code Section 409A deferral election rules and the exclusion under Code Section 409A for certain short-term deferral amounts.

(g)           Within the time period permitted by the applicable Code Section 409A or other applicable guidance, the Parties may by mutual written agreement modify the Agreement in order to cause the provisions of the Agreement to comply with the requirements of Code Section 409A, so as to avoid the imposition of taxes and penalties.

12.          Assignability, Binding Effect.

The rights and obligations under this Agreement shall inure to the benefit of and shall be binding upon the heirs, executors, administrators, successors, and legal representatives of Executive, and shall inure to the benefit and be binding upon the Company and its successors (including, without limitation, any person, firm, corporation, partnership or entity who succeeds to the business of the Company), but neither this Agreement nor the rights or obligations of Executive hereunder may be assigned, pledged, hypothecated or otherwise transferred by Executive to another, person, firm corporation or entity without the prior written consent of the Company, nor may the obligations of Executive hereunder be delegated to any person, firm, corporation or entity.

13.          Notices.

All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered personally or sent by registered or certified mail, prepaid and return receipt requested, to the other parties hereto at his or their mailing address as set forth on the signature page of this Agreement, and in the case of Atlantic Power, marked to the attention of the Chairman of the Board of Atlantic Power. Any party may change the address to which such communications hereunder shall be sent by sending notice of such change to the other parties as herein provided.

14.          Severability.

If any provision of this Agreement of any part hereof is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all conditions and provisions of this Agreement which can be given effect without such invalid, unlawful or unenforceable provision shall, nevertheless, remain in full force and effect.

15.          Warranty.

Executive warrants and represents that he is not and will not become a party to any agreement, contract, arrangement or understanding, whether of employment or otherwise, that would in any way restrict or prohibit him from undertaking or performing his duties in accordance with this Agreement.

16.          Authority.

By execution of this Agreement, (a) Atlantic Power represents that this Agreement has been reviewed and adopted by a resolution approved by a majority of the members of the Board of Directors of Atlantic Power; (b) Atlantic Holdings represents that this Agreement has been reviewed and approved by its Board of Managers; and (c) Executive represents that he has reviewed this Agreement, had the opportunity to consult with counsel and other advisors and is voluntarily entering into and executing this Agreement.

17.          Complete Understanding; Prior Agreements.

This Agreement constitutes the complete understanding among the Parties with respect to the undertaking of the Executive hereunder, and no statement, representation, warranty or covenant has been made by either party with respect thereto except as expressly set forth herein.  Unless otherwise specifically referred to herein, this Agreement shall, from and after the Effective Date, supersede, in all respects, all previous agreements in regard to employment between Executive and the Company, and Executive shall, as of the Effective Date, unless otherwise specifically referred to herein, have no rights under such agreements all of which are merged herein and shall be governed hereby.  Notwithstanding the aforesaid, nothing herein shall abrogate or diminish any right of Executive to earned compensation, to benefits or to indemnification under his employment agreement with Atlantic Management for his service through the termination of such agreement, to the extent not already paid or provided (except for the bonus for calendar year 2009 to be paid under this Agreement).  This Agreement shall not be altered, modified, amended or terminated except by written instrument signed by each of the Parties hereto.

18.          Governing Law.

This Employment Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Massachusetts.  The Courts of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts, shall have exclusive jurisdiction over any dispute relating to this Agreement.

19.          Warranty / Certification of Authority.

Each of the undersigned hereby personally warrants that he has the full authority to execute and enter into this Agreement and has obtained all consents, approvals and authorities of any person, committee or entity necessary to make this Agreement binding and fully enforceable against the party for which he signs.

This Agreement shall not become effective until the Secretary of Atlantic Holdings and the Secretary of Atlantic Power each has delivered to the Executive a duly signed certificate certifying that this Agreement and all of its terms have been duly approved by the Board of Directors of their respective companies.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day of the year first written above

/s/ Amanda Wagemaker	/s/ Barry Welch
Witness	BARRY WELCH

ATLANTIC POWER HOLDINGS, INC., by its Manager, Atlantic Power Management, LLC

By:	/s/ Patrick Welch
Name: Patrick Welch
Title: CFO

ATLANTIC POWER CORPORATION

By:	/s/ Irving Gerstein
Name: Irving Gerstein
Title: Director